                        AGREEMENT AND PLAN OF MERGER dated
                        as of January 19, 1995, among
                        PRECISION CASTPARTS CORP., an
                        Oregon corporation ("Parent"),
                        QUAMCO, INC., a Delaware
                        corporation (the "Company"),
                        COLUMBUS II LIMITED PARTNERSHIP, a
                        Delaware limited partnership
                        ("Columbus"), and each of the other
                        Shareholders named herein.

          The respective Boards of Directors of the Company and Parent have duly adopted and approved this Agreement and Plan of Merger (this "Agreement") and the business combination between Parent and the Company to be effected hereby through the merger of a newly formed, wholly-owned subsidiary of Parent incorporated under the laws of Delaware ("Sub") with and into the Company, with the Company to be the survivor, pursuant and subject to the terms and conditions of this Agreement and the General
Corporation Law of the State of Delaware (the "Delaware
Statute").

     NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, agreements and conditions contained in this Agreement, the parties agree as follows:


                        I    DEFINITIONS

          .1.   Certain Definitions.  As used in this Agreement, the
following terms have the corresponding meanings:

               "Aggregate Exercise Price" means the
     aggregate exercise price received by the Company in cash (or deemed to have been received by the Company pursuant to Section 3.3), between the date of this Agreement and the Closing Date, inclusive, upon the exercise of (i) the Columbus Warrant or (ii) any Company Options.

               "Aggregate Indebtedness" means the Heller
     Amount plus the Rico Amount plus the Columbus Amount plus the IDRB Amount.

               "Aggregate Purchase Price" has the meaning given in Section 2.1.

               "Applicable Percentage" means, with respect to any Shareholder, the quotient, in percentage form, of (i) the number of Company Shares held of record by such Shareholder immediately prior to the Effective
     Time, as set forth on Schedule 1, divided by (ii) the total number of Company Shares held by all Shareholders.

               "Best Knowledge of the Company" means and includes the actual knowledge after due inquiry of each of the officers, directors and employees of the Company listed in Schedule 3.

               "Business Day" means any day other than a Saturday, a Sunday or a day on which banks are permitted to close in the City and State of New York.

               "Code" means the Internal Revenue Code of
     1986, as amended.

               "Columbus" means Columbus II Limited
     Partnership, a Delaware limited partnership.

               "Columbus Amount" means the aggregate unpaid principal amount of, accrued unpaid interest on, and prepayment or other penalties due on the Columbus
     Notes, and any and all other liabilities owing to Columbus, Overseas Partners, Inc. or their affiliates as of the Closing.

               "Columbus Loan Agreement" means the Loan
     Agreement dated April 30, 1992, between the Company and Columbus.

               "Columbus Notes" means the Junior
     Subordinated Promissory Note dated April 30, 1992, payable to the order of Columbus, in the aggregate original principal amount of $2,500,000, issued pursuant to the Columbus Loan Agreement, plus any and all additional promissory notes issued to Columbus subsequent to April 30, 1992.

               "Columbus Warrant" means the Warrant to
     Purchase Capital Stock of Quamco, Inc. dated April 30,
     1992, issued pursuant to the Columbus Loan Agreement and representing the right to purchase 447,480 shares of Company Common Stock as amended prior to the Closing Date to permit exercise prior to the Closing
     Date.

               "Company Common Stock" means the Common
     Stock, $.01 par value, of the Company.

               "Company Option Plan" means the Quamco, Inc.
     1994 Employee Stock Option Plan.

               "Company Options" means options to purchase up to 122,485 shares of Company Common Stock granted by the Company to certain Management Stockholders pursuant to the Company Option Plan.

               "Company Shares" means the shares of Company
     Common Stock issued and outstanding immediately prior to the Effective Time, including shares issued upon the exercise of Company Options and the Columbus
     Warrant, in each case as set forth on Schedule 1.

               "Disclosure Letter" means a letter dated as of the date hereof and delivered by the Company to Parent, setting forth certain information regarding the Company called for by this Agreement.

               "Dissenting Shareholders" means any
     shareholders of the Company who dissent from the Merger and comply with the Delaware Statute concerning the right of holders of Company Shares to seek appraisal of their shares.

               "Escrow Agent" means First Interstate Bank of Oregon, N.A., as escrow agent under the Escrow
     Agreement.

               "Escrow Agreement" means an escrow agreement in substantially the form of Exhibit A hereto.

               "Escrow Amount" means $5,000,000.

               "GAAP" means generally accepted accounting principles in the United States.

               "Governmental Authority" means any Federal, state or local governmental department, commission, board, bureau, agency, instrumentality or court.

               "Heller" means Heller Financial, Inc., a
     Delaware corporation.

               "Heller Amount" means the aggregate unpaid principal amount of, accrued unpaid interest on, and prepayment or other penalties due on, the Heller
     Notes, all amounts due pursuant to the Heller Shadow
     Warrant, and any and all other liabilities of the Company and its Subsidiaries to Heller and its affiliates, as of the Closing.

               "Heller Credit Agreement" means the Amended and Restated Credit Agreement dated as of April 28,
     1992, between Heller and the Company, as amended.

               "Heller Notes" means each of the following:

               (i) the promissory note captioned "Term A" and dated December 13, 1989, made by the Company in the original principal amount of $16,000,000, as amended by an allonge dated April 28, 1992;

               (ii) the promissory note captioned "Term Note B" and dated December 13, 1989, made by the Company in the original principal amount of $12,000,000, as amended by an allonge dated April 28, 1992; and

               (iii) the promissory note captioned "Revolving Note" and dated December 13, 1989, made by the Company in the original maximum principal amount of $12,0000,000, as amended by an allonge dated April 28, 1992, which increased the maximum principal amount thereof to $15,000,000.

               "Heller Shadow Warrant" means the warrant certificate issued pursuant to the Shadow Warrant
     Agreement dated as of December 13, 1989, between Quacq
     Corporation, a Delaware corporation and predecessor of the Company, and Heller, as amended by the Amendment of Shadow Warrant Agreement dated as of April 28,
     1992, between the Company and Heller.

               "IDRB Amount" means the aggregate unpaid principal amount of, and accrued and unpaid interest on, outstanding borrowings of the Company pursuant to the Loan and Trust Agreement dated as of July 1, 1988 among the Massachusetts Industrial Finance Agency, the
     Company and State Street Bank and Trust Company (as successor to Bank of New England, N.A.), as amended, relating to the Agency's Industrial Development
     Revenue Refunding Bonds (Quamco, Inc. - 1988 Series A and 1988 Series B), as of the Closing.

               "Intellectual Property Rights" means and includes all patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, franchises, trade secrets and proprietary processes.

               "Laws" means and includes all Federal, state and local statutes, laws, rules and regulations applicable to the Company and its subsidiaries and any and all judgments, orders and decrees binding upon the Company and its subsidiaries or any of their respective properties issued by any court or other
     Governmental Authority with jurisdiction over the Company or its subsidiaries or such property.

               "Liens" means and includes any security
     interests, judgments, liens, pledges, claims, charges, rights of first refusal, mortgages or other encumbranc es upon legal or beneficial ownership, or upon any rights, title or interests pertaining thereto.

               "Management Shareholders" means each of the persons set forth on Schedule 2.

               "Material Adverse Effect" means a material adverse effect on the business or financial condition of the Company and its Subsidiaries, taken as a whole.

               "Merger" has the meaning given in Section
2.1.

               "Merger Consideration" means the Aggregate
     Purchase Price, less the Aggregate Indebtedness, plus the Aggregate Exercise Price.

               "Parent" has the meaning given in the
     preamble to this Agreement.

               "Per Share Amount" means an amount equal to the quotient of (i) (A) the Merger Consideration less
     (B) the Escrow Amount divided by (ii) the number of Company Shares.

               "Person" means any individual, corporation, partnership, company, association, trust, estate or Governmental Authority.

               "Rico" means Rico Header Tools, Inc., a
     Rhode Island corporation.

               "Rico Amount" means the aggregate unpaid principal amount of, accrued unpaid interest on, and prepayment or other penalties due on the Rico Seller
     Notes, the remaining amount payable pursuant to
     Section 8.2 of the Rico Stock Purchase Agreement, and any and all other liabilities owed by the Company and its Subsidiaries to the Rico Sellers, as of the Closing.

               "Rico Collateral Agreements" means (i) a
     Security Agreement, dated as of April 28, 1992, among the Company, Rico and each of the Rico Sellers and
     (ii) five mortgages or deeds of trust, each dated as of April 28, 1992, in the forms attached to the Rico
     Stock Purchase Agreement, which Security Agreement and mortgages and/or deeds of trust were entered into pursuant to the Rico Stock Purchase Agreement to secure the obligations of the Company under the Rico
     Seller Notes.

               "Rico Seller Notes" means the several
     Secured Subordinated Promissory Notes of the Company, each dated as of April 28, 1992, payable to the Rico
     Sellers, respectively, in the aggregate original principal amount of $3,500,000, issued pursuant to the Rico Stock Purchase Agreement.

               "Rico Sellers" means Prudence B. Bishop,
     Edwin S. Barton, Ralph G. Barton and Charlotte B.
     Sornborger, the former shareholders of Rico.

               "Rico Stock Purchase Agreement" means the
     Stock Purchase Agreement dated as of April 28, 1992, among the Company, Rico and the Rico Sellers.

               "Shareholders" means the shareholders listed on Schedule 1 which term shall include all shareholders who become signatories to this Agreement prior to the Closing.

               "Subsidiary" means a corporation, 50 percent or more of the voting capital stock of which is owned by the Company or another Subsidiary, and "Subsidiaries" shall mean all corporations that are a Subsidiary.

               "Tax" means any of the Taxes and "Taxes" means, with respect to any Person, all income taxes
     (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, environmental, excise, severance, stamp, occupation, premium, property and windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax and additional amounts imposed by any taxing authority (domestic or foreign) on such Person.

          .2.    Interpretation.  Whenever reference is made in this
Agreement to any Article, Section, Schedule or Exhibit, such reference shall be to an Article or Section of this Agreement or to a Schedule or Exhibit attached hereto, unless otherwise indicated. Pronouns used in this Agreement include the masculine, feminine, neuter, singular and plural meanings thereof, unless the context otherwise requires. The term
"including" means "including, without limitation," for all purposes of this Agreement.

          .3.    Accounting Terms.  Except as otherwise expressly provided
in this Agreement, all terms of an accounting or financial nature shall be construed in accordance with GAAP, consistently applied, and all financial statements or accounting determinations required in this Agreement to be prepared or made in accordance with GAAP shall be prepared or made in accordance with GAAP applied on a consistent basis.


                         II   THE MERGER


          .1.    Acquisition of the Company.  This Agreement provides for
the acquisition of the Company through the merger (the "Merger") of Sub with and into the Company, with the Company being the survivor. The net aggregate consideration payable by Parent and/or Sub to acquire the Company shall be $89,900,000 (the
"Aggregate Purchase Price").

          .2.    The Merger.  In accordance with and subject to the
provisions of this Agreement and the Delaware Statute, at the Effective Time, Sub shall be merged with and into the Company, which, at and after the Effective Time, shall be and is sometimes referred to in this Agreement as the "Surviving Corporation".
Sub and the Company are sometimes referred to in this Agreement as the "Constituent Corporations".

          .3.    Closing.  Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Section 8.1, and subject to the provisions of Article VI, the closing of the Merger ("Closing") shall take place at 10:00 a.m., Eastern Time, on the date that is the fifth Business Day after all conditions set forth in Article
VI have been satisfied or waived in accordance with Section 8.2, (to the extent such conditions may be waived), or such other date or time as is agreed to by the parties (the "Closing Date"). The
Closing shall take place at the offices of Baker & Botts, L.L.P., 885 Third Avenue, New York, New York 10022, unless another place is agreed to in writing by the parties.

          .4.    Effective Time of the Merger.  Subject to the provisions
of this Agreement, on the Closing Date the Surviving Corporation shall execute, deliver and file a certificate of merger with respect to the Merger (the "Certificate of Merger") in accordance

.5. with Section 251 of the Delaware Statute. The Merger shall become effective (the "Effective Time") upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

          .6.    Effect of Merger.  (a)  At the Effective Time, the
separate existence of Sub shall cease and Sub shall be merged with and into the Surviving Corporation, and the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations.

               (a) At the Effective Time, all and singular, the rights, privileges, powers and franchises of each of the Constituent
Corporations, and all property, real, personal and mixed, and all debts due to any of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the several and respective
Constituent Corporations, and the title to any real estate vested by deed or otherwise, under the laws of the State of Delaware, in either of the Constituent Corporations, shall not revert or be in any way impaired by reason of the Delaware Statute; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent
Corporations shall thenceforth attach to the Surviving
Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

          .7.    Certificate of Incorporation, By-Laws, Directors and
Officers of Surviving Corporation. At the Effective Time, (i) the certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation until altered, amended or repealed as provided in the Delaware Statute,
(ii) the by-laws of the Company shall be the by-laws of the Surviving Corporation until altered, amended or repealed as provided in the Delaware Statute or in the certificate of incorporation of the Surviving Corporation or in said by-laws,
(iii) the directors of Sub shall be the directors of the Surviving Corporation and (iv) the officers of the Sub shall become the officers of the Surviving Corporation.


             III  EFFECT OF MERGER ON CAPITAL STOCK
   OF CONSTITUENT CORPORATIONS; PAYMENT OF CASH CONSIDERATION
                  AND EXCHANGE OF CERTIFICATES

          .1.    Effect on Capital Stock.  At the Effective Time, subject
and pursuant to the terms of this Agreement and the Delaware
Statute, by virtue of the Merger and without any action on the part of the Constituent Corporations or the holders of the capital stock of the Constituent Corporations:

               (a) Capital Stock of Sub. Each issued and outstanding share of common stock, $.01 par value, of Sub shall be converted into one share of common stock, $.01 par value, of the Surviving
Corporation.


               (b) Cancellation of Certain Shares of the Company Common Stock. Each share of the Company Common Stock that is owned by the Company as treasury stock and each share of the Company
Common Stock that is owned by Parent or Sub shall be canceled and no consideration shall be delivered in exchange therefor.

               (c) Company Shares. Each of the Company Shares (other than shares held by Dissenting Shareholders, if any) shall be converted into the right to receive the Per Share Amount, in the manner provided in Section 3.3.

               (d) Dissenting Shares. Each of the Company Shares held by a Dissenting Shareholder, if any, shall not be converted as described in Section 3.1(c) but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the Delaware Statute;
provided, however, that each Company Share held at the Effective
Time by a Dissenting Shareholder who shall, after the Effective
Time, withdraw his demand for appraisal or lose or fail to perfect his right of appraisal as provided in the Delaware
Statute shall be deemed to be converted, as of the Effective time, into the right to receive an amount in cash equal to the Per Share amount without interest. After the Effective Time, as provided in the Delaware Statute, no Dissenting Shareholder will be entitled to vote the Company Shares subject to such Dissenting
Shareholder's demand for appraisal for any purpose or be entitled to the payment of dividends or other distribution on such Company
Shares.

          .2.    Options and Warrants.  It is contemplated that, at or
before the Closing, the Company Options and the Columbus Warrant will be exercised in full by the holders thereof, in accordance with their respective terms. Any such options and/or warrant exercised on the Closing Date shall be deemed for all purposes hereof to have been exercised, and the shares of Company Common
Stock issuable upon such exercise shall be deemed for all purposes hereof to have been duly issued and paid for, as of immediately prior to the Effective Time. Any options and/or warrants not exercised at or before the Closing Date shall be cancelled.

          .3.   Payment of Merger Consideration.  At the Effective Time,
the Surviving Corporation shall pay to the Shareholder's
Representative for the benefit of the Shareholders, by wire transfer of immediately available funds, an amount equal to the product of (i) the number of Company Shares held by the Shareholders immediately prior to the Effective Time, as set
against receipt of one or more certificates representing in the aggregate such number of Company Shares, duly endorsed for transfer pursuant hereto or accompanied by duly executed stock powers in proper form therefor; provided, however, that if any Management Shareholder or Columbus exercises a Company Option or the Columbus Warrant on the Closing Date pursuant to Section 3.2, the Surviving
Corporation shall, in lieu of receiving payment of the exercise price thereof, deduct from the amount that would otherwise be payable to such Management Shareholder or Columbus pursuant to this Section 3.3 the aggregate exercise price payable by such Management Shareholder or Columbus upon the exercise of such Company Option or Columbus Warrant. The Shareholder's Representative shall promptly distribute the amounts so received to the Shareholders based on their respective holdings of Company
Shares after deduction of amounts sufficient to pay the expenses of the Company and the Shareholders contemplated by Section 8.3.

          .4.    Cancellation of Certain Indebtedness.  (a)  At the
Closing, Sub shall pay to Heller, by wire transfer of immediately available funds, the Heller Amount, against receipt of the Heller Shadow Warrant and the Heller Notes, and any other instruments represented in the Heller Amount, duly endorsed for surrender and cancellation as provided herein and accompanied by such instruments of cancellation and/or release as Sub may reasonably request from Heller.

               (a) At the Closing, Sub shall pay to the Rico Sellers, by wire transfer of immediately available funds, the Rico Amount, against receipt of the Rico Seller Notes and any other instruments represented in the Rico Amount, duly endorsed for surrender and cancellation as provided herein and accompanied by such instruments of cancellation and/or release as Sub may reasonably request from the Rico Sellers.

               (b) At the Closing, Sub shall pay to Columbus, by wire transfer of immediately available funds, the Columbus Amount, against receipt of the Columbus Notes and any other instruments represented in the Columbus Amount, duly endorsed for surrender and cancellation as provided herein and accompanied by such instruments of cancellation and/or release as Sub may reasonably request from Columbus.

          .5.    Availability of Funds.  Parent shall make available to Sub
(or, on or after the Effective Time, to the Surviving
Corporation) all funds needed to consummate its obligations under this Agreement and shall take all actions necessary to cause Sub
(or, on or after the Effective Time, shall cause the Surviving
Corporation) to comply with its obligations under this Agreement.

          .6.    Payment of Escrow Funds.  (a) At the Closing, Sub shall
pay to the Escrow Agent the Escrow Amount, which amount (the
"Escrow Fund") shall be payable by the Escrow Agent subject to the provisions of, and as prescribed in, the Escrow Agreement.

               (a) The Escrow Amount shall constitute a portion of, and not an addition to, the maximum indemnity provided under Section
7.4(c).  The Escrow Fund shall remain at the $5,000,000 level
(before giving effect to any amounts paid from escrow pursuant to rights of indemnity under this Agreement) until the date that is two years after the date of the Closing. On the second, third and fourth anniversaries of the Closing, the Escrow Fund shall be reduced to an amount equal to the greater of (a) the balance of the Escrow Fund that is subject to pending claims for indemnity on such anniversary date, and (b) $4,000,000 (second anniversary), $3,000,000 (third anniversary) and $2,000,000
(fourth anniversary), respectively. At the fifth anniversary, the Escrow Fund shall be reduced to the greater of (a) the balance of the Escrow Fund that is subject to pending claims for indemnity on such anniversary date, and (b) zero. Any amounts made available as a result of such reductions shall be promptly paid to the Shareholders in accordance with their respective
Applicable Percentages. The Escrow Fund shall be the first source for payment of claims of indemnity by Parent and/or the Surviving Corporation under Article VII of the Agreement, and claims for indemnity against the Shareholders or any individual
Shareholder shall be satisfied solely from the Escrow Fund unless and until it is exhausted or would be exhausted if the claim is valid, in which case claims against the Shareholders or any individual Shareholder are permitted.

IV                                 REPRESENTATIONS AND WARRANTIES

          .1.    Representations and Warranties of Each Shareholder.  Each
Shareholder hereby represents and warrants to Parent and Sub, severally as to such Shareholder and not as to any other
Shareholder, as follows:

               (a) Title. Such Shareholder is the beneficial and record owner of, and has good and marketable title to, the Company
Shares set forth opposite the name of such Shareholder on
Schedule 1, free and clear of all Liens, other than the pledge to and Liens of Heller under the Quamco Holders Pledge Agreement (as defined in the Heller Credit Agreement), as amended. Except as provided in the Disclosure Letter and as provided for in this Agreement, there are no agreements or understandings between such Shareholder and any other Person with respect to the voting, sale or disposition of any Company Shares, or any other matter pertaining to the Company Shares.

               (b) Authority. Such Shareholder has the full and absolute power and authority to enter into and perform its obligations under this Agreement, and this Agreement is a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by such Shareholder with any of the provisions hereof will conflict with or result in a breach or default (or give rise to any right of termination, cancellation or acceleration) under any term of any instrument or agreement to which such Shareholder is a party or violate any applicable laws, which conflict, breach, default or violation would prevent the consummation of the transactions contemplated by this Agreement, result in a Lien on or against any Shares or any assets, rights or properties of the Company or any Subsidiary, give rise to any claim against the Company, Parent, Sub or the Surviving Corporation or otherwise result in a Material Adverse Effect. Except as contemplated by this Agreement, no permit, authorization, consent or approval of or by, or any notification of or filing with, any Person
(governmental or private) is required in connection with the execution and delivery by such Shareholder of this Agreement, or the performance by such Shareholder of its obligations hereunder.

     .2.    Additional Representations and Warranties of Columbus.  In
addition to the representations and warranties of Columbus, as one of the Shareholders, set forth in Section 4.1, Columbus hereby represents and warrants to Parent and Sub as follows:

               (a) Limited Partnership. Columbus is a limited partnership duly existing and in good standing under the laws of the State of Delaware.

               (b) Power. Columbus has the power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

               (c) Authority. The execution and delivery of this Agreement by Columbus and the performance by Columbus of its obligations hereunder have been duly and validly authorized by all requisite limited partnership action on the part of Columbus.

               (d) Columbus Warrant. Columbus is the lawful holder and beneficial owner of the Columbus Warrant. Columbus is legally entitled to exercise the Columbus Warrant, and the exercise thereof will not conflict with or result in a breach or default under any instrument or agreement to which Columbus or the Company is a party, or result in a Lien on or against any Shares or any assets, rights or properties of the Company or any Subsidiary.

               (e) Representations and Warranties of Columbus, the Shareholders, and the Company. Columbus, the Shareholders, and the Company represent and warrant to Parent and Sub as follows:

               (f) Organization; Good Standing; Qualification and Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Each of the Company and its Subsidiaries is duly qualified and in good standing to do business in all jurisdictions in which the nature of its business or the ownership or leasing of its properties make such qualification necessary, except any jurisdictions where         the failure to qualify or be in good standing would not result in a Material Adverse Effect. The Disclosure Letter contains true and complete lists of all jurisdictions in which the Company and each of its Subsidiaries are qualified and in good standing to do business, respectively. The Company has delivered to Parent true and correct copies of the certificate of incorporation and by-laws of the Company and each of its Subsidiaries, respectively, as in effect on the date hereof.

               (g) Equity Investments. Except for Rico, and except as otherwise set forth in the Disclosure Letter, the Company has no Subsidiaries, and neither the Company nor any of its Subsidiaries owns any capital stock or other proprietary interest, directly or indirectly, in any Person.

               (h) Capital Stock; Securities. (i) The authorized capital stock of the Company consists of 12,500,000 shares of Company
Common Stock, of which 9,377,515 shares are validly issued and outstanding and 122,485 shares are held in the Company's treasury, and 1,000 shares of Preferred Stock, par value $.01 per share, none of which are issued and outstanding. All the Company
Shares have been, or at the Closing will be, validly issued, fully paid and nonassessable and not subject to preemptive rights. In the aggregate, the Shareholders and the other Company shareholders listed on Schedule 1A are the holders of record of all outstanding shares of Company Common Stock. Except as provided in the Disclosure Letter, there are no options, warrants or other rights granted by the Company to acquire any capital stock of the Company (other than the Company Options and the Columbus Warrant and the Heller Shadow Warrant), or any voting agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound with respect to any capital stock of the Company.

               (i) The issued and outstanding shares of capital stock of Rico consist of 11,041 shares of Common Stock, $1.00 par value ("Rico
Common Stock"), all of which shares are owned beneficially and of record by the Company and have been pledged by the Company to Heller pursuant to the Borrower Pledge Agreement (as defined in the Heller Credit Agreement). All the outstanding shares of Rico
Common Stock have been validly issued, are fully paid and nonassessable and are not subject to preemptive rights. Except as provided in the Disclosure Letter, there are no options, warrants or other rights to acquire any capital stock of Rico, or any voting agreements, voting trusts or other agreements or understandings (other than the Borrower Pledge Agreement and the Heller Credit Agreement) to which Rico or the Company is a party or by which Rico or the Company is bound with respect to any capital stock of Rico.

               (i) Authority; No Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and this Agreement has been duly and validly executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable in accordance with its terms. Except as provided in the Disclosure Letter, neither the execution, delivery or performance of this Agreement by the Company, nor the consummation of any transaction contemplated hereby, nor compliance by the Company with any provision hereof will (i) conflict with or result in a breach of any provision of the certificate of incorporation or by-laws of the Company, (ii) cause a default (or give rise to any third-party right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage or indenture, or any other material instrument, obligation or agreement to which the Company is a party or by which the Company or any of its properties or assets may be bound or (iii) violate any material Law. Except as provided in the Disclosure Letter, no permit, authorization, consent or approval of or by, or any notification of or filing with, any Person (governmental or private) is required in connection with the execution, delivery or performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, other than the filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

               (j) Financial Information. Attached to the Disclosure Letter are the audited consolidated balance sheet of the Company and its Subsidiaries as at October 30, 1994, and the related audited statements of operations, shareholders' equity and cash flows for the fiscal year then ended (including the notes thereto and other financial information included therein), including the report
(the "Report") of Arthur Andersen & Co., independent certified public accountants for the Company (collectively, the "Financial
Statements"). Except as provided in the Disclosure Letter or set forth in the Report, the Financial Statements (A) conform to the books and records of the Company and the Subsidiaries in all material respects, (B) fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the results of operations, shareholders' equity and cash flows thereof for the respective periods indicated and (C) were prepared in accordance with GAAP, consistently applied.
Prior to the Closing Date the Company will deliver to Parent revised versions of the Financial Statements appropriately modified to permit removal of the qualification contained in the third and fourth paragraphs of the Report. When delivered, such revised versions of the Financial Statements shall constitute the Financial Statements for all purposes of this Agreement.

               (k) Absence of Undisclosed Liabilities. Except as provided in the Disclosure Letter, as of October 30, 1994, (i) neither the
Company nor its Subsidiaries had any material liability of any nature that was not provided for or disclosed in the Financial
Statements to the extent required by GAAP, (ii) all liability reserves established by the Company in the Financial Statements were in accordance with GAAP and (iii) there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial
Accounting Standards Board in March 1975) that were not provided for or disclosed in the Financial Statements in accordance with GAAP.

               (l) Absence of Changes. Except as provided in the Disclosure Letter, since October 30, 1994, the Company and its Subsidiaries have been operated in the ordinary course and there has not been:

                    (i) any material adverse change in the business, condition
     (financial or otherwise), assets, liabilities, operations or results of operations of the Company and its Subsidiaries, taken as a whole;

                    (ii) any uninsured damage, destruction or loss in an aggregate amount exceeding $50,000 of any tangible assets or property of the Company or its Subsidiaries;

                    (iii)       any material obligation or liability
 created or
     incurred by the Company or its Subsidiaries or any material transaction, contract or commitment entered into by the Company or its Subsidiaries outside the ordinary course of business;

                    (iv) any declaration, setting aside or payment of any dividend or other distribution of assets with respect to any shares of capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition of any such shares of capital stock;

                    (v)    any material general increase in the
 compensation of
     employees of the Company or its Subsidiaries or any increase or prepayment of compensation to any officer, director or executive employee thereof, or the entering into of any material employment contract with any officer, director or employee, or the making, forgiveness or other change in the terms of any material loan to, any officer or director of the Company or its Subsidiaries;

                    (vi) any license, sale, transfer, pledge, mortgage or other disposition of any material asset of the Company or its Subsidiaries other than sales of inventory for fair value in the ordinary course of business;

                    (vii)       any change in the accounting methods,
 principles or
     practices followed by the Company or its Subsidiaries;

                    (viii) any event, occurrence or condition which, individually or in the aggregate, has, or is reasonably likely to have, a Material Adverse Effect (other than as a result of general economic conditions);

                    (ix) any entry into any commitment or transaction that, individually or in the aggregate, has or is reasonably likely to have a Material Adverse Effect (other than as a result of general economic conditions);

                    (x) any amendment or change in the articles of incorporation, bylaws or comparable governing instruments of the Company or its Subsidiaries;

                    (xi)   any taking of any action referred to in Section
 5.2
     Conduct of Business, except as would have been permitted or required thereby had it been applicable at the time of such action;

                    (xii)       any revaluation by the Company or its
 Subsidiaries of
     any of their respective assets, including, without limitation, write-downs of inventory or write-offs of accounts receivable, in each case, other than in the ordinary course of business consistent with past practices;

                    (xiii)      any material labor dispute, problem or
 grievance,
     other than routine individual grievances, or any significant activity or material proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at October 30, 1994; or

                    (xiv) any cancellation of material indebtedness due to the
     Company or any of its Subsidiaries, or any waiver or release of any material rights of the Company or its Subsidiaries except in the ordinary course of business and for fair value.

               (m) Title to Properties. Except as provided in the Disclosure
Letter, the Company or its Subsidiaries has good and marketable title to all material properties reflected in the Financial Statements or acquired after October 30, 1994 (except inventory and other properties disposed of since October 30, 1994, and accounts or notes receivable paid since October 30, 1994), free and clear of all Liens other than (i) Liens for current taxes not yet due and payable, (ii) mechanics', carriers', workmen's and similar Liens arising in the ordinary course of business in respect of amounts that are not yet due and payable or are being disputed in good faith, and (iii) as to real property only, minor Liens that do not individually or in the aggregate materially affect the marketability or insurability of such property and do not materially impair the use of such property in the business of the Company and/or its Subsidiaries as currently conducted. The Disclosure Letter sets forth a list of all real property owned of record or beneficially by the Company and its Subsidiaries.

               (n)    Tax Matters.  Except as provided in the Disclosure
 Letter,

                    (i) the Company and each of its Subsidiaries has filed all returns, declarations of estimated tax, tax reports, information returns and statements for periods ending on or before the date hereof (other than those which are not yet due or for which extensions have been granted) relating to any Taxes with respect to any income, properties or operations of the Company and its Subsidiaries prior to such date (collectively, "Returns") and all such Returns are correct and complete in accordance with applicable laws, regulations, and administrative requirements;

                    (ii) the provision for liability for taxes included in the
     October 30, 1994, audited balance sheet will be adequate to pay in full all tax liabilities owed by the Company for any periods that end on or prior to October 30, 1994;

                    (iii)          the Company has made, or will have made
 on or
     prior to the Closing Date, adequate provision on its books and records for all taxes that will become payable for any periods that end on or before the Closing Date for which no returns have yet been filed and for periods that begin on or before the Closing Date and end after the Closing Date to the extent such taxes are attributable to the portion of the periods ending on the Closing Date;

                    (iv) no audits or disputes are pending before any Governmental Authority with respect to any Returns of the Company and no material unresolved questions or claims concerning Taxes of the Company or its Subsidiaries exist, and neither the Company nor its Subsidiaries has waived any Statute of Limitations for any open tax years;

                    (v) neither the Company nor any predecessor has waived or
     granted any extension of the statute of limitations applicable to any Return or Tax claim or otherwise granted any extension of time during which a tax assessment or deficiency assessment may be made;

                    (vi) the Company is not and has not been a party to any tax sharing agreement with any other Person;

                    (vii)          the Company has not made a currently
 effective
     election under Section 1362(a) of the Code to be taxed as an "S corporation";

                    (viii) the Company has not made an election to be treated
     as a "consenting corporation" under Section 341(f) of the Code and has not been a personal holding company within the meaning of
     Section 542 of the Code during the five-year period preceding the date hereof;

                    (ix) the federal income tax returns of the Company and its
     Subsidiaries have been examined by the Internal Revenue Service for all periods ended through October 31, 1991, and the time for assessment of any deficiency with respect to all periods that ended through October 31, 1990, has expired;

                    (x) since October 30, 1994, the Company has not incurred
     any liability for any Taxes except in the ordinary and regular course of business;

                    (xi) neither the Company nor its Subsidiaries has at any
     time filed a consolidated or combined tax return as a member of a group other than a group consisting of the Company and one or more of the Subsidiaries;

                    (xii) the Company and its Subsidiaries have made available to Parent all written reports of and written communications with respect to each of them from Internal Revenue Service agents and the corresponding agents of state, local and foreign jurisdictions with respect to Returns or reports of the Company or its Subsidiaries with respect to all periods ended after October 31, 1990;

                    (xiii) the Company or its Subsidiaries (A) have not
     agreed to and are not required to make any adjustment pursuant to
     Section 481(a) of the Code; (B) have no knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method with respect to them; and (C) do not have any application pending with any taxing authority requesting permission for any change in accounting method;

                    (xiv) no property owned by the Company or its Subsidiaries is property that Parent or the Company or its Subsidiaries is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before enactment of the Tax Reform Act of 1986;

                    (xv) there is no employment or employment related contract, agreement, plan or arrangement covering any person that, individually or collectively, as a consequence of this transaction could give rise to the payment of any amount by Parent or the Surviving Corporation that would not be deductible by Parent or the Surviving Corporation by reason of Section 280G of the Code;

                    (xvi)          except as provided for on the Disclosure
 Schedule,
     neither the Company nor its Subsidiaries owns an interest in any
     (A) domestic international sales corporation, (B) foreign sales corporation, (C) controlled foreign corporation, or (D) passive foreign investment company; and

                    (xvii)         except as provided on the Disclosure
 Schedule,
     neither the Company nor its Subsidiaries is a party (other than as an investor) to any industrial development bond.

               (o) Intellectual Property Rights. The Company or its Subsidiaries owns or has the right to use all Intellectual
Property Rights that are necessary to permit the business of the Company and its Subsidiaries, as currently conducted, to be carried on after the Closing Date (collectively, the "Requisite
Rights"). The Disclosure Letter contains a list of all patents and registered trademarks held by the Company or its Subsidiaries and all pending applications therefor filed by the Company or its Subsidiaries with respect to any Requisite Rights. The Company or its Subsidiaries has not received notice that any of the Requisite Rights violate or infringe upon the Intellectual
Property Rights of any other Person.

                    (p) Agreements, Etc. The Disclosure Letter contains a list of all material written contracts, agreements and other instruments currently in effect to which the Company or any of its Subsidiaries is a party that were not made in the ordinary course of business or that were made in the ordinary course of business and are referred to in clauses (i) through (xiii) of this Section
4.3(k) ("Material Contracts"). Except as provided in the Disclosure Letter, neither the Company nor any Subsidiary is a party to any written contract, agreement or other instrument of the type specified in any of the following clauses (i) through (xiii):

                    (i) collective bargaining or other material agreement with any labor union;

                    (ii) contract with or commitment for the employment or retention of any officer, employee or consultant with annual wages, consulting or similar fees or annual salary in excess of $100,000;

                    (iii) profit-sharing, bonus, stock option, pension, retirement, stock purchase, hospitalization, insurance or similar plan or agreement providing the foregoing types of benefits to any current officer or employee;

                    (iv) indenture, mortgage, promissory note, loan agreement or other agreement or commitment for the borrowing of money;

                    (v)    lease of real property;

                    (vi) lease of personal property involving payments by the
     Company or any of its Subsidiaries to any third party in excess of $100,000 per year;

                    (vii)       contract or commitment for capital
 expenditures in
     excess of $25,000;

                    (viii)      guaranty of obligations of any other Person;

                    (ix) agreement materially restricting the Company or any of its
     Subsidiaries from doing business anywhere in the world or materially limiting the business in which it may engage;

                    (x) agreement with respect to the licensing of any Intellectual Property Rights (or any similar agreement) involving payments by the Company or any of its Subsidiaries to any third party in excess of $100,000 per year;

                    (xi) agreement for the sale or disposition of any material assets, property or rights of the Company or any of its Subsidiaries other than in the ordinary course of business and for fair value;

                    (xii)       material distribution, distributorship,
dealership,
     franchise, sales representative, sales agency, manufacturer's representative or similar agreement; or

                    (xiii) any agreement under which the Company or any of its
     Subsidiaries has agreed to indemnify any third party, which obligation has not expired.

Except as provided in the Disclosure Letter, the Company and its Subsidiaries have performed all material obligations required to be performed under the Material
Contracts, and neither the Company nor any Subsidiary is in default in any material respect under any Material
Contract.

               (q) Litigation; Orders. Except as provided in the Disclosure
Letter, there are no (i) actions, suits, claims, investigations or legal or administrative or arbitration proceedings pending or, to the Best Knowledge of the Company, threatened against the Company or any of its Subsidiaries, whether at law or in equity, or before or by any Government Authority, or (ii) any judgments, decrees, injunctions or orders of any Government Authority against the Company or any of its Subsidiaries.
               (r)
  Compliance; Licenses and Permits. Except as to environmental matters, which are addressed in Section
4.3(q), the Company and its Subsidiaries have complied in all material respects with all material Laws. The Company and each of its Subsidiaries has all material Federal, state, local and foreign governmental licenses and permits necessary in the conduct of their business (other than any such licenses and permits the absence of which would not, individually or in the aggregate, result in a Material
Adverse Effect) and is in compliance therewith in all material respects. No licenses or permits will expire prior to January 1, 1996, which expiration would cause a Material Adverse Effect, and the Company has not been notified of any proceedings to revoke or limit any license or permit.

               (s) Employee Benefit Plans. (i) The Disclosure Letter identifies each "employee benefit plan", as defined in Section
3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently or previously maintained or entered into by the Company or any of its Subsidiaries for the benefit of any employee or former employee under which the Company or any of its Subsidiaries has any present or future obligation or liability (the "Employee Plans"). Copies of all Employee Plans
(and, if applicable, related trust agreements), and all amendments thereto have been furnished to Parent. The only
Employee Plans that individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA (collectively, the "Pension Plans") are identified as such in the Disclosure Letter.

                    (i) No Pension Plan constitutes or since the enactment of
ERISA has constituted, a "multiemployer plan", as defined in
Section 3(37) of ERISA, and no Pension Plan currently or previously maintained by the Company or any of its Subsidiaries is subject to Title IV of ERISA. No "prohibited transaction", as defined in Section 406 of ERISA or Section 4975 of the Code, which would give rise to any liability or cause or permit any Employee Plan to cease to be qualified under Section 401(a) of the Code, has occurred with respect to any Employee Plan that is covered by Title I of ERISA, excluding transactions effected pursuant to a statutory or administrative exemption. No "reportable event" as defined in Section 4043 of ERISA, which would give rise to any liability or cause or permit any Employee Plan to cease to be qualified under Section 401(a) of the Code other than any such event for which the thirty-day notice period has been waived, has occurred with respect to any Employee Plan.
Up to and including the period ending immediately prior to the Effective Time, the Company has made all contributions required to be made by the Company to each Pension Plan.

                    (ii) Each Pension Plan that is intended to be qualified under
Section 401(a) of the Code is so qualified, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has furnished to Parent copies of the most recent IRS determination letters with respect to any such Pension Plans for which a determination letter from the IRS has been requested. Each Pension Plan has been maintained substantially in compliance with its terms and with the requirements prescribed by applicable Law.

                    (iii) All contributions, reimbursements, premium payments
and other payments required to have been made under or with respect to each Employee Plan as of or prior to the date hereof have been made or adequate reserves therefor have been or will be provided, and no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code) exists with respect to any Employee Plan. The Company or a Subsidiary, as applicable, has the right to terminate, cease participation in, or withdraw from any Employee Plan as of the Effective Time without further liability for any benefits, or contributions thereunder.

                    (iv) Based on the assumptions labeled as "Assumptions" set forth in Exhibit A of Schedule 4.3(n) of the Disclosure Letter, there is no plan termination liability or withdrawal liability under Title IV of ERISA with respect to the Pension Plan, and there would be no such termination liability or withdrawal liability of the Pension Plan if the Pension Plan were terminated or withdrawn as of the Closing Date.

                    (v) All Employee Plans can be terminated as of the Effective
Time without any liability of the Company or any of its Subsidiaries, as applicable, for any contributions or benefits in excess of those already paid as of the time of termination.

               (t) Insurance . The Disclosure Letter contains a list of all policies of liability, theft, fidelity, life, fire, product liability, health and other forms of insurance held by the Company or any of the Subsidiaries (specifying the insurer, amount of coverage, type of insurance, policy number and any material pending claims thereunder). All such policies of insurance are valid and enforceable policies and are outstanding and in force and all premiums with respect thereto that are currently due and payable have been paid, and neither the Company nor any Subsidiary has received notice of cancellation or non-renewal.

               (u) Brokers. Except as provided in the Disclosure Letter, neither the Company nor any Shareholder has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger.

               (v) Environmental Matters. The Company and its Subsidiaries have obtained all material permits, licenses and other authorizations that are required to conduct their business under all Laws relating to the environment or the release of Hazardous
Materials (as hereinafter defined) into the environment as in effect on the date hereof ("Environmental Laws"). The Company and its Subsidiaries are in material compliance with the terms and conditions of all such permits, licenses and authorizations, and are also in material compliance with all other conditions and requirements contained in any applicable Environmental Law. In addition, except as set forth in the Disclosure Letter:

                    (i) No written notice, request for information, citation,
summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or to the Best Knowledge of the Company threatened by any Governmental Authority or any other Person with respect to any alleged failure by the Company or any of its Subsidiaries to have any permit, license or authorization required in connection with the conduct of its business or with respect to any generation, treatment, storage, recycling, transportation, disposal of, or release (as defined in 42 U.S.C. 9601(22) ("Release")) of, any toxic, caustic or otherwise hazardous substance regulated as such under any Environmental Laws ("Hazardous Materials") by the Company or any of its Subsidiaries.

                    (ii) Neither the Company nor any of its Subsidiaries has
handled any Hazardous Material in violation of any Environmental
Law; there are no underground storage tanks for Hazardous
Materials, active or abandoned, at any property currently owned or leased by the Company or any of its Subsidiaries ("Company
Property") in violation of any Environmental Law; and no Hazardous Materials have been Released, in any material quantity, at, under or from any Company Property.

                    (iii) Neither the Company nor any of its Subsidiaries has
transported or arranged for the transportation, disposal or treatment of any Hazardous Material to or at any location listed on the National Priorities List under the Comprehensive
Environmental Response, Compensation, and Liability Act of 1980, as amended, or listed for possible inclusion on the National
Priorities List under the Comprehensive Environmental Response,
Compensation, and Liability and Information System by the Environmental Protection Agency or any comparable list established by any other Governmental Authority.

                    (iv) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by the Company in relation to any Company Property that have not been provided to Parent.

                    (v) Neither the Company nor any of its Subsidiaries has transported or arranged for the transportation, disposal or treatment of any Hazardous Material to or at any off-site location that would create liability under the Comprehensive
Environmental Response, Compensation, and Liability Act, as in effect on the date hereof, or under any comparable Environmental
Law for response costs, natural resource damages, or other claims arising out of the Release or threatened Release of any Hazardous
Material and neither the Company nor any Subsidiary has any contractual obligation under which it has or could have liability under the Comprehensive Environmental, Response, Compensation, and Liability Act, as in effect on the date hereof, or under any comparable Environmental Law.

                    (vi) The Company's audited consolidated balance sheet at October 30, 1994 makes adequate provision for all liabilities related to environmental matters of the Company and its Subsidiaries in accordance with GAAP.

               (w) Prior Securities Transactions. Neither the Company nor any of its Subsidiaries has purchased or sold securities in violation of any federal or state securities Laws, and no claims of securities law violations has been asserted, or to the Best
Knowledge of the Company, threatened against the Company or any of its Subsidiaries;

          .3.    Representations and Warranties of Parent and Sub.  Parent
hereby represents and warrants to the Company as follows:

               (a) Organization; Good Standing; Power. Parent is and Sub will be, a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted and to enter into and consummate the transactions contemplated by this Agreement.

               (b) Authority; No Conflicts. The execution and delivery by Parent of this Agreement, the consummation of the Merger and the performance of all other obligations of Parent and Sub under this Agreement have been, or in the case of Sub will be, duly and validly authorized by all necessary corporate action on the parts of Parent and Sub. This Agreement is a valid and binding obligation of Parent, enforceable in accordance with its terms.
Neither the execution, delivery and performance of this Agreement by Parent nor the consummation of the transactions contemplated hereby nor compliance by Parent or Sub with any of the provisions hereof will conflict with or result in a breach or default (or give rise to any right of termination, cancellation or
acceleration) under any term of any instrument or agreement to which Parent is, or Sub will be, a party or violate any applicable laws, which conflict, breach, default or violation would prevent the consummation of the transactions contemplated by this Agreement, result in a Lien on or against any Company Shares, any of the Merger
Consideration or any assets, rights, properties or securities of the Company, Parent or Sub, or give rise to any claim against the Company, Parent, Sub or any Shareholder. Except as contemplated by this Agreement, no permit, authorization, consent or approval of or by, or any notification of or filing with, any Person (governmental or private) is required in connection with the execution and delivery by Parent of this Agreement, or the performance by Parent and Sub of their respective obligations hereunder.

               (c) Investment Representation. The Company Shares will be acquired by Parent in the Merger for its own account only, for investment purposes and not with a view to their distribution.
Parent understands that the Shares have not been registered under the Securities Act of 1933 and must be held indefinitely unless and until they are subsequently registered under said Act or an exemption from such registration is available.

               (d) Financial Resources of Parent and Sub. Parent has cash available and/or other existing unutilized borrowing or other facilities which together are sufficient to enable it to consummate the transactions contemplated by this Agreement.

               (e) Interim Operations of Sub. Sub will be formed solely for the purpose of engaging in the transactions contemplated hereby, will engage in no other business activities, will have no liabilities (whether matured or unmatured, fixed or contingent) and will have conducted its operations only as contemplated hereby.

               (f) Section 338 Election. Neither Parent nor Sub will make an election under Section 338 of the Code with respect to the Merger or to Parent's acquisitions of the Company Shares.

V                                  ACTIONS PRIOR TO THE CLOSING

          .1.    Access to Records and Properties of the Company;
Confidentiality. (a) From and after the date hereof until the Closing, the Company shall afford to Parent and its authorized representatives, including its counsel and accountants and financing sources, free and full access at all reasonable times to the properties, books and records of the Company and its Subsidiaries, so that Parent may have full opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and its Subsidiaries.

               (a) Prior to the Closing Date, each of the Company and its Subsidiaries (on the one hand) and Parent (on the other hand) agree to retain in strict confidence all information conveyed to either such party (the "Receiving Party") by the other party (the
"Conveying Party"), regarding the terms of this Agreement, the transactions contemplated hereby and the business or financial condition of the Conveying Party, or any other confidential or proprietary information, unless such information is or becomes available to the Receiving Party on a nonconfidential basis from a source other than the Conveying Party that is entitled to possess and convey the same. The Receiving Party will use such information only in connection with its consideration of this agreement and the transactions contemplated hereby and will not otherwise use it in its business or disclose it to others, except to its employees and representatives who require such information to perform their duties in connection with this Agreement or such transactions and agree not to disclose or use such information except as provided herein. The Receiving Party agrees that it shall be responsible for any breach of this Section 5.1(b) by such persons. In the event that this Agreement is terminated without the Merger having been consummated as provided herein, the Receiving Party shall return all information provided to it relating to the Conveying Party, this Agreement or the transactions contemplated hereby, whether in written, computer-readable or other form, including any memoranda, notes or other writings prepared by the Receiving Party or its representatives based on such information, together with all copies thereof in the possession of the Receiving Party or to which the Receiving
Party has access.

          .2.    Conduct of Business.  (a) Except, in the case of each
provision of this Section 5.2, as otherwise expressly provided in this Agreement, or in the Company's Fiscal Year 1995 Financial
Plan as set forth in the Company Disclosure Letter, during the period from the date of this Agreement to the Closing Date, the Company shall, and shall cause its Subsidiaries to, conduct its and their business in accordance with the provisions of this
Section 5.2.

               (a) The Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business only in, and not take any action except in, the ordinary and usual course of business and consistent with past practice, (ii) maintain its assets in good condition and repair and in material compliance with applicable governmental, quasi-governmental, and other regulatory agency requirements and guidelines and use its reasonable best efforts to maintain insurance with respect thereto of the same types and amounts currently in force, and (iii) perform in all material respects its obligations under all material contracts applicable to it.

               (b) The Company shall not, and shall not permit its Subsidiaries to, make or propose any change or amendment in their respective articles of incorporation or bylaws or comparable governing instruments.

               (c) The Company shall not, and shall not permit its Subsidiaries to, issue, pledge or sell any shares of capital stock or any other securities of, or partnership, joint venture or other equity interests in, any of them, or issue options, warrants or rights of any kind to acquire, or any securities convertible into, exchangeable for or representing a right to purchase or receive, or enter into any contract, plan, understanding or arrangement with respect to the issuance of, any shares of capital stock or any other securities of, or partnership, joint venture or other equity interests in, any of them (other than pursuant to the exercise of the Company Options or the Columbus Warrant outstanding on the date of this Agreement consistent with the provisions and intent of this Agreement and the transactions contemplated hereby), or enter into any arrangement, plan, understanding or contract with respect to the purchase or voting of shares of their capital stock or partnership, joint venture or other equity interests, or adjust, split, combine or reclassify any of their securities, or make any other changes in their capital structures.

               (d) The Company shall not, and shall not permit any of its Subsidiaries to, declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of any of them.

               (e)    The Company shall, to the extent within its control,
(i) preserve intact the business organization of the Company and its Subsidiaries and use its reasonable best efforts to keep available the services of its and their present officers and key employees, and (ii) preserve the good will of customers, suppliers and others having business relationships with the Company and its Subsidiaries.

               (f) Except as required by law or pursuant to existing contracts that are listed in the Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to,
(i) adopt, enter into, amend or terminate any Employee Plan or any employment, severance or consulting agreements with any employee (each an "Employee Agreement"); (ii) hire any key employee or increase in any manner the compensation or benefits of, or forgive any indebtedness of, any employee other than regular seniority or merit raises or bonuses in the ordinary course of business, consistent with past practice; (iii) pay or provide any benefit other than benefits required pursuant to any Employee Agreement or Employee Plan (including, without limitation, the granting of stock options, stock appreciation rights, stock related or based awards, or restricted stock, or the removal of existing restrictions in any benefit plan or agreement or awards made thereunder but excluding the vesting of any outstanding Company Options), or contribute to or otherwise fund or secure the benefits or compensation provided under any Employee Agreement or Employee Plan; or (iv) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

               (g) The Company shall not, and shall not permit any of its Subsidiaries to: (i) incur or assume any indebtedness (other than borrowings in the ordinary course of business under its currently existing revolving credit line and the creation of accounts payable in the ordinary course of business); prepay any indebtedness; make any loans, advances or capital contributions to, or investments in, any other Person (other than a wholly-owned Subsidiary of the Company and other than the reimbursement or advance of expenses incurred by employees of the Company and its Subsidiaries in the ordinary course of business); or issue or sell any debt securities or guarantee any indebtedness.

               (h) Without the prior consent of Parent (which shall not be unreasonably withheld or delayed), the Company shall not, and shall not permit any of its Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of claims, liabilities and obligations that individually do not exceed $25,000 (other than pursuant to refunding borrowings under its currently existing revolving
credit line or the payment of accounts payable in the ordinary course of business).any of its Subsidiaries to, enter into any contract, agreement, commitment, plan, understanding or arrangement to do any of the foregoing set forth in clauses (i) or (ii) above.

               (i) The Company shall not, and shall not permit any of its Subsidiaries to, (i) encumber, sell, lease or otherwise dispose of or acquire any assets other than in the ordinary course of business and for fair value, (ii) authorize, propose or enter into or announce an intention to authorize, propose or enter into or recommend, or announce an intention to recommend, an agreement in principle or definitive agreement with respect to any merger, consolidation, other business combination, liquidation or dissolution pursuant to which the Company or any of its Subsidiaries would be acquired or would acquire or dispose of (in any such case, by merger, consolidation, acquisition or disposition of stock or assets, or similar transaction) material assets (other than sales of assets to ordinary course customers by the Company or its Subsidiaries or other sales of assets in the ordinary course up to $25,000 in any instance), (iii) change any of the material accounting principles or practices used by it, unless required by GAAP, (iv) file any Return or make any Tax election or settle or compromise any Tax liability, in each case, without the prior consent of Parent (which shall not be unreasonably withheld), (v) enter into, amend, or extend any material collective bargaining or other labor agreement, except as necessary to comply with labor laws, (vi) without the prior consent of Parent (which shall not be unreasonably withheld or delayed), waive, release, grant or transfer any rights of material value, except waivers, releases, grants and transfers of rights in the ordinary course of the Company's and its Subsidiaries' businesses, the value of which does not exceed
$25,000 in any instance, (vii) without the prior consent of Parent (which shall not be unreasonably withheld or delayed), modify or change in any material respect any existing material license, lease, contract or other instrument, (viii) assume, guarantee, endorse or otherwise become liable or responsible
(whether directly or indirectly, contingently or otherwise) for the obligations of any other Person, (ix) make any capital expenditures greater than $25,000 in any instance or enter into or modify any material commitment or transaction outside the ordinary course of business, or (x) enter into any contract, agreement, commitment, plan, understanding or arrangement to do any of the foregoing.

               (j) In connection with the continuing operation of the businesses of the Company and its Subsidiaries between the date of this Agreement and the Closing Date, the Company shall use reasonable efforts to consult in good faith on a regular and frequent basis with representatives of Parent to report material operational developments and the general status of ongoing operations pursuant to procedures reasonably requested by Parent.
The Company acknowledges that any such consultation shall not constitute a waiver by Parent of any rights it may have under this Agreement, and that Parent shall have no liability or responsibility for any actions of the Company or its Subsidiaries, or any of their respective officers or directors, with respect to matters which are the subject of such consultations unless it expressly consents to such action in writing.

               (k) The Company shall provide unaudited monthly balance sheets, income statements and statements of cash flow within 15
Business Days after the end of each month. The Company shall provide monthly comparisons of actual results versus the Fiscal
Year 1995 Financial Plan and provide detailed explanations of major variances.

               (l) The Company shall not, and shall not permit any of its Subsidiaries to, take, or agree to take, any of the actions prohibited in this Section 5.2 or any action which would make any representation or warranty of the Company or any Shareholder contained in this Agreement untrue or incorrect in any respect as of the date when made.

               (m) Columbus shall not directly or indirectly authorize and shall not to the fullest extent legally entitled to do in its capacity as a shareholder of the Company, permit the Company or any of its Subsidiaries to take any action that would violate the Company's or Shareholders' covenants and agreements in this
Section 5.2.

          .3.    Consents; Efforts to Consummate.  Subject to the terms and conditions herein provided, the Company and Parent shall use their respective reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things reasonably necessary, proper or advisable to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including obtaining all consents, authorizations, orders and approvals of any third party, whether private or governmental, required in connection with the consummation of the transactions contemplated hereby, and including filing a Pre-merger Notification and Report Form under
Section 7A of the Clayton Act (the "H-S-R Act").

          .4.    Shareholders' Meeting.  The Company shall, to the extent
necessary to consummate its obligations under this Agreement:

               (a) take all actions necessary to duly call, give notice of, convene and hold an annual or special meeting of its shareholders as soon as reasonably practicable for the purpose of considering and taking action upon this Agreement.

               (b) use its best efforts to obtain the necessary approvals by the requisite percentage of its shareholders of this Agreement.

          At the meeting of the shareholders of the Company, Columbus and each of the other Shareholders will vote all Company Shares owned by it in favor of approval of the transactions contemplated by this Agreement.

          .5.    No Solicitation, etc.  Neither Columbus nor the Company
shall, and neither shall permit Rico or any other Subsidiary or any of their affiliates to, or authorize or permit any of their respective officers, directors or employees to, or any financial advisor, attorney, accountant or other advisor, agent or representative of Columbus, to, directly or indirectly, solicit, initiate, participate in any way in negotiations or discussions with respect to, knowingly encourage in any way (including by way of furnishing non-public information), endorse or enter into any agreement with respect to, knowingly afford any access to the properties not generally available, books or records of the Company or any of its Subsidiaries with respect to, or otherwise assist or knowingly take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to or result in, any Proposal.
The Company or Columbus shall immediately advise Parent orally
(and promptly confirm in writing) of any Proposal or any inquiries or discussions with respect thereto. As used in this Agreement, "Proposal" shall mean any tender or exchange offer or merger (other than the Merger), consolidation, liquidation, reorganization, sale of capital stock, sale of assets or other business combination, acquisition or similar transaction involving the Company or any of its Subsidiaries, or offer to acquire in any manner any equity interest in the Company or any of its Subsidiaries or a substantial portion of the assets of the Company or any of its Subsidiaries, or any proposal with respect to any of the foregoing other than sales of assets in the ordinary course of the Company's and the Subsidiaries' businesses for fair value.

               .6.    Shareholders' Representative.  (a)  The Shareholders,
 for
themselves and their personal representatives and other successors, hereby constitute and appoint the Person set forth on
Schedule 5.6 as agent and attorney-in-fact for the Shareholders, and each of them (the "Shareholders' Representative"), with full power and authority (including power of substitution), except as otherwise expressly provided in this Agreement, in the name of and for and on behalf of the Shareholders or in its own name as Shareholders' Representative, to take all actions required or permitted to be taken by the Shareholders, or any of them, under this Agreement (including the giving and receiving of all reports, notices and consents). The authority conferred under this Section 5.6 is an agency coupled with an interest, and all authority conferred hereby is irrevocable and not subject to termination by the Shareholders or any of them, or by operation of law, whether by the death or incapacity of any Shareholder, the termination of any trust or estate or the occurrence of any other event. If any Shareholder should die or become incapacitated, if any trust or estate should terminate or if any other such event should occur, any action taken by the Shareholders' Representative pursuant to this Section 5.6 shall be as valid as if such death or incapacity, termination or other event had not occurred, regardless of whether or not the Shareholders' Representative or Parent shall have received notice of such death, incapacity, termination or other event. Any notice given to the Shareholders' Representative pursuant to
Section 8.7 shall constitute effective notice to all Shareholders, and Parent or any other Person may rely on any notice, consent, election or other communication received from the Shareholders' Representative as if such notice, consent, election or other communication had been received from all Shareholders on whose behalf it was given.

               (a) The Shareholders' Representative may resign upon 20 days prior written notice to Parent, the Company and each Shareholder.
Upon the death, resignation, removal or incapacity of the Shareholders' Representative, the Shareholders shall appoint a successor Shareholders' Representative, by written consent of the Shareholders holding 66 2/3% of the Company Shares as at immediately prior to the Effective Time (the "Required Majority of Shareholders"), and any successor Shareholders' Representative so appointed shall constitute the Shareholders' Representative as provided in this Section 5.6 to the same effect as if such successor Shareholders' Representative had been the Shareholders'
Representative named in this Section 5.6. The Shareholders may remove the Shareholders' Representative at any time, by written consent of the Required Majority of Shareholders. The
Shareholders shall give Parent written notice of the appointment or removal of any Shareholders' Representative pursuant to this
Section 5.6(b), including a copy of the written consent of the Required Majority of Shareholders relating
thereto, as soon as practicable after any such appointment or removal, and such appointment or removal shall not be effective as against Parent until such notice shall have been given, unless Parent shall have actual knowledge of such appointment or removal.


VI                                 CONDITIONS TO CLOSING

          .1.    Conditions To Each Party's Obligations.  The obligations
of each party to be performed under this Agreement are subject to the satisfaction of each of the following conditions unless waived (to the extent such conditions can be waived) by all the parties hereto:

               (a) Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of any of the transactions contemplated hereby shall have been issued by any Federal or state court and remain in effect. Each party agrees to use its best efforts to have any such injunction lifted.

               (b) Legislation. No Federal or state statute, rule or regulation shall have been enacted that prohibits, restricts or materially delays the consummation of any of the transactions contemplated hereby or of any of the conditions precedent to the consummation of such transactions.

               (c) Governmental Approvals. All authorizations, consents, orders or approvals of, declarations or filings with, and expirations of waiting periods imposed by, any Governmental
Authority that are necessary for the consummation of the transactions contemplated hereby, if any, shall have been filed, shall have occurred and shall have been obtained (as the case may be). The waiting period under the H-S-R Act shall have expired or been terminated.

          .2.    Conditions To Obligations Of Parent and Sub.  The
obligations of Parent and Sub hereunder to be performed at the Closing are subject to the satisfaction of each of the following conditions unless waived by Parent:

               (a) Accuracy of Representations and Warranties. All representations and warranties made by the Shareholders
(including Columbus) and the Company in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as if such representations and warranties had been made at and as of the Closing Date, and Parent shall have received a certificate signed by an authorized officer of the Company and by the Shareholder Representative to the effect of this Section 6.2(a).

               (b) Performance of Obligations. The Company and the Shareholders shall have performed in all material respects all obligations required to be performed by it and them under this Agreement prior to the Closing Date, and Parent shall have received a certificate signed by an authorized officer of the Company and by the Shareholder Representative to the effect of this Section 6.2(b).

               (c) Consents and Approvals. Parent shall have received the consents of each of the Persons set forth on Schedule 6.2(c) in form and substance reasonably satisfactory to Parent and counsel to Parent, and any consents required pursuant to Industrial
Revenue Bond documents and related agreements.

               (d) Certain Obligations of the Company to Heller. Concurrently with the Closing, and after giving effect to the delivery of the Heller Amount pursuant to Section 3.4(a), (i) all obligations of the Company to Heller pursuant to the Heller Notes and the Heller Shadow Warrant shall have been satisfied and/or discharged in full, (ii) the Heller Notes and the Heller Shadow Warrant shall have been cancelled and surrendered to Sub, and
(iii) Heller shall have released all security interests of Heller in the property and assets of the Company and the Company Shares pursuant to the Heller Credit Agreement or any Loan Document or Security Document (as defined therein).

               (e) Options and Warrants. The Columbus Warrant (if not previously exercised) and any Company Options outstanding on the Closing Date shall have been exercised in full as of immediately prior to the Effective Time, as provided in Section 3.2.

               (f) Tax Status Certification. Parent shall have received a certification, signed by any authorized officer of the Company and dated within 15 days prior to the Closing Date, pursuant to
Section 1445(b) of the Code and Treasury Regulation Section 1.897-
2, to the effect that the Company is not a "United States real property holding corporation" as defined in Section 897 of the Code.
               (g) Opinion of Counsel. Parent shall have received opinions of Baker & Botts, L.L.P. special counsel for the Company, and of Bowditch & Dewey, counsel for the Company (collectively, "Company
Counsel"), each dated the date of the Closing, in a form reasonably satisfactory to Parent.

               (h) Acceptance by Counsel. The certificates and other documents delivered by the Company hereunder, or on its behalf, and the Closing and other proceedings relating thereto, shall be reasonably acceptable to Stoel Rives Boley Jones & Grey counsel to Parent ("Parent Counsel").

               (i) Certain Obligations of the Company to Rico Sellers. Concurrently with the Closing, and after giving effect to the delivery of the Rico Amount pursuant to Section 3.4(b), (i) all obligations to the Rico Sellers shall have been satisfied and/or discharged in full, including but not limited to the obligations under Section 8.2 of the Rico Stock Purchase Agreement, (ii) the
Rico Seller Notes shall have been cancelled and surrendered to Parent, and (iii) the Rico Sellers shall have released all security interests in the property and assets of the Company and its Subsidiaries under the Rico Collateral Agreement.

               (j)    Certain Obligations of Company to Columbus.
  Concurrently
with the Closing, and after giving effect of the delivery of the Columbus Amount pursuant to Section 3.4(c), (i) all obligations to Columbus and to Overseas Partners, Inc. shall have been satisfied and/or discharged in full, (ii) the Columbus Notes shall have been cancelled and surrendered to Parent, (iii) the Columbus Warrant shall have been exercised or cancelled, and
(iv) Columbus and Overseas Partners, Inc. shall have released all interests in the property and assets of the Company under the Columbus Loan Agreement, the Management Agreement dated
December 13, 1989, as amended, or otherwise.

               (k)    Resignations of Subsidiary Officers and Directors.
  Parent
shall have received written resignations of each Person who is an officer or director of any Subsidiary of the Company.

          .3.    Conditions to Obligations of the Company and the
Shareholders. The obligations of the Company and the Shareholders hereunder to be performed at the Closing are subject to the satisfaction of each of the following conditions unless waived by the Company and the Shareholder Representative:

               (a) Accuracy of Representations and Warranties. All representations and warranties made by Parent in this Agreement shall be true and correct in all material respects on the Closing
Date with the same effect as if such representations and warranties had been made at and as of the Closing Date, and the Company shall have received a certificate signed by an authorized officer of Parent to that effect.

               (b) Performance of Obligations. Parent and Sub shall have performed in all material respects the obligations required to be performed by them under this Agreement prior to the Closing Date, and the Company shall have received a certificate signed by an authorized officer of Parent to that effect.

               (c) Opinion of Counsel. The Company and the Shareholders shall have received an opinion of Parent Counsel, dated the date of the Closing, in a form reasonably satisfactory to the Company and Shareholders.

               (d) Acceptance by Counsel. The certificates and other documents delivered by Parent hereunder, or on its behalf, and the Closing and other proceedings relating thereto, shall be reasonably acceptable to Company Counsel.

          .4.    Pension Plan Closing Condition.  On or prior to the
Closing Date, the Company will deliver to Parent and Sub an opinion of William A. Mercer, Inc. as to the conformance of the computations summarized in Exhibit A to Schedule 4.3(n) of the Disclosure Letter (the "Plan Schedule") with FAS 87 and FAS 88 as at the date set forth in the Plan Schedule or a later practicable date. If the Mercer Opinion indicates that, based on the assumptions set forth in the Plan Schedule, potential plan termination or plan withdrawal liability under Title IV of ERISA with respect to the Pension Plan would be less than or equal to $500,000, the parties will proceed with the Closing subject to the satisfaction or waiver of the other conditions in the
Section 6. If the Mercer Opinion indicates that such potential liability would be in excess of $500,000, the Shareholders may terminate this Agreement in accordance with Section 8(b), unless Parent agrees to waive any claim for indemnification for breach under Section 4.3(n)(v).

VII                                INDEMNIFICATION

          .1.    Definitions.  As used in this Article VII, the following
terms shall have the corresponding following meanings:

               "Claim" means a claim, demand, action, suit, proceeding or cause of action.

               "Event of Indemnification" means the
     untruth, inaccuracy or breach of any representation, warranty, agreement or covenant of the Company or any Shareholder contained in this Agreement (including the Disclosure Letter and all Schedules and Exhibits).

               "Indemnified Persons" means and includes
     Parent, the Surviving Corporation and their respective officers, directors, employees, successors and assigns.

               "Indemnifying Person" means each of the
     Shareholders, severally and not jointly, pro rata in accordance with their respective Applicable
     Percentages.

               "Losses" means any and all losses, costs, damages, liabilities, assessments and expenses
     (including interest, penalties and reasonable attorney's fees) sustained, suffered or incurred by any Indemnified Person, whether or not involving any Claim by a third party.

               "Survival Date" means (i) in the case of any Event of Indemnification relating to the untruth, inaccuracy or breach of any representation, warranty, covenant or agreement contained in Section 4.3(i) with respect to any taxable year of the Company or any Shareholder, the expiration of the statute of limitations for such taxable year in accordance with applicable law and regulations; (ii) in the case of any Event of Indemnification relating to Sections 4.1(a) and 4.2(d), for an unlimited period of time; (iii) in the case of any Event of Indemnification relating to Section 4.3(q), or set forth in Section 7.2 (b) or (c), the date which is five years after the Closing Date; and (iv) in the case of any other Event of Indemnification, May 15, 1996.

          .2.    Indemnification.  (a)  Subject to the limitations
contained in Section 7.4, from and after the Closing, each of the Shareholders, severally and not jointly, in accordance with their respective Applicable Percentages, shall indemnify and hold harmless the Indemnified Persons, and each of them, from and against such Shareholder's pro rata share of any and all Losses net of proceeds actually received from any form of insurance or any other source of reimbursement arising from or in connection with any Event of Indemnification other than an Event of Indemnification resulting from the untruth, inaccuracy or breach of Section 4.3(q), which indemnity is separately addressed under subsections (b) and (c) below.

               (a)       Subject to the limitations contained in
 Section 7.4,
the Shareholders, severally and not jointly, in accordance with their Applicable Percentages, shall indemnify and hold harmless the Indemnified Persons from and against any and all Environmental Costs (as hereinafter defined), net of proceeds actually received from any form of insurance, indemnity by prior owner or any other source of reimbursement ("Collateral Sources") sought or claimed by any Person, including any Governmental Authority, based upon the violation of any Environmental Law, or relating to the use, treatment, handling, storage, disposal or release of Hazardous Material by the Company or any Subsidiary, in connection with any properties, operations or assets of the Company or its subsidiaries that were abandoned, sold, transferred or otherwise disposed of by the Company or any Subsidiary prior to the Closing (including properties formerly leased).

                    For purposes of this Section
"Environmental Costs" means (i) any cleanup costs, remediation, removal, or other response costs, fees of counsel, investigation costs (including fees of consultants, counsel and other experts in connection with any environmental investigation or testing), claims, Losses, liabilities, obligations, payments, fines, penalties and damages, which are (A) required by any Governmental Authority under an applicable Environmental
Law or (B) that is required by Environmental Law, is requested by a Governmental Authority or that a Governmental Authority would have jurisdiction and authority to impose under an applicable Environmental Law, provided that for purposes of this subparagraph (B), such costs must be reasonable, cost effective (as that term is used in the National Contingency Plan, 40 CFR 300.430), and consistent with the usage (for example, industrial versus residential) of the affected property immediately prior to the Closing; and (ii) all costs of litigation, appeal, settlement or payment of judgment in connection with the proceeding Morrone v. Quamco, including but not limited to fees of counsel, expert costs and court costs.

               (b)       Subject to the limitations contained in
 Section 7.4,
the Shareholders, severally and not jointly, in accordance with their Applicable Percentages, shall indemnify and hold harmless the Indemnified Persons against any and all Environmental Costs (as defined in 7.2(b)), net of proceeds received by the Indemnified Persons from Collateral Sources, with respect to properties owned or leased by the Company or any of its Subsidiaries at the Closing and operations of the Company and any of its Subsidiaries on currently owned properties prior to Closing as follows:

                    (i) Environmental Costs incurred with respect to continuation of environmental remediation programs that are in effect at Closing (without expansion of the scope or character of the remediation program in response to a requirement of a Governmental Authority) shall not be subject to this special indemnity and the Indemnified Persons shall be entitled to indemnity, if any, under Section 7.2(c)(ii);

                    (ii) With respect to Environmental Costs incurred in connection with expansion of the scope or character of existing remediation programs in response to a requirement of a Governmental
Authority, or any Event of Indemnification resulting from the untruth, inaccuracy or breach of representation or warranty contained in Section 4.3(q), the Indemnified Persons shall be entitled to be indemnified for all Environmental Costs incurred in excess of $150,000 (without regard to the $150,000 threshold in Section 7.4(b) below).

          .3.    Notice and Defense of Third Party Claims.  The obligations and liabilities of the Indemnifying Person with respect to Claims resulting from the assertion of liability by third parties (each, a "Third Party Claim") shall be subject to the following terms and conditions:

               (a) The Indemnified Persons shall give prompt written notice to the Indemnifying Person of any Third Party Claim that might give rise to a Claim by the Indemnified Persons against the Indemnifying Person based on the indemnity agreement contained in
Section 7.2, stating the nature and basis of such Third Party
Claim, and the amount thereof to the extent known. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including any summons, complaint or other pleading which may have been served or any written demand or other document or other instrument received.


               (b) The Indemnifying Person may participate in the defense of any Third Party Claim and may assume the defense thereof with counsel satisfactory to the Indemnified Persons. If an Indemnified Person shall reasonably conclude that its interests in any legal action are materially different from those of the Indemnifying Person or that it may have material defenses that are different from or in addition to those available to the Indemnifying Person, such Indemnified Person may use separate counsel to assert such defenses and otherwise participate in the defense of such action. If the Indemnifying Person shall assume the defense of any Third Party Claim as provided in this Section 7.3(b), they shall not be liable for any legal expenses subsequently incurred by any Indemnified Persons (other than any legal expenses incurred by an Indemnified Person pursuant to the preceding sentence).

               (c)    Neither any Indemnified Person nor the Indemnifying
 Person
shall make any settlement of any Third Party Claim without the written consent of the other, which consent shall not be unreasonably withheld; provided, however, that in the case of any Claim for monetary damages, if the Indemnifying Person requests any Indemnified Person to accept a proposed financial settlement or compromise with respect to any such Claim (and stands ready to pay all amounts due hereunder with respect thereto), and such Indemnified Person withholds its consent thereto, the obligation of the Indemnifying Person to such Indemnified Person under this
Article VII with respect to such Claim shall not thereafter exceed the aggregate amount that the Indemnifying Person would have paid hereunder in connection with such settlement or compromise (including reimbursable expenses to the date thereof).

          .4.    Limitations of Indemnification.  (a)  The Indemnifying
Person shall not be liable under this Agreement or otherwise in respect of any Event of Indemnification, unless an Indemnified
Person gives written notice to the Indemnifying Person, stating the circumstances relating to such Event of Indemnification (to the extent such circumstances are then known), on or before the Survival Date with respect to such Event of Indemnification.

               (a) The Indemnified Person shall not have the right to be indemnified pursuant to this Agreement unless and until the Indemnified Persons have incurred on a cumulative basis since the date of this Agreement aggregate Losses, after receipt of any insurance proceeds relating thereto but prior to any indemnification hereunder, in an amount exceeding $150,000.

               (b) The maximum liability ("Maximum Liability") of the Indemnifying Persons under this Agreement or otherwise in respect of any and all Events of Indemnification shall not in the aggregate exceed (i) an amount equal to the Merger Consideration for any Claims made for indemnification prior to May 15, 1996 and
(ii) an amount equal to the Escrow Amount (or any amount not subject to Claims pursuant to clause (i) if less than the Escrow
Amount) for claims made for indemnification on or after May 15, 1996. The maximum liability of each Shareholder under this Agreement or otherwise in respect of any and all Events of Indemnification shall not in the aggregate exceed the product of
(i) the Maximum Liability times (ii) the Applicable Percentage of such Shareholder.
(c) Any indemnification obligations under Section 7.2 shall be satisfied first by application of amounts on deposit with the Escrow Agent pursuant to the Escrow Agreement.

               (d) The Shareholders shall not have any liability for any
Losses incurred, as a result of any breach of a representation or warranty or otherwise, as a result of the failure of the Surviving Corporation or Parent to receive, or the obligation of Parent or the Surviving Corporation to repay all or any portion of the potential tax refunds discussed in paragraph 4.3(i) of the Disclosure Letter unless and only to the extent that such refunds were received prior to the Closing and were applied to the reduction of outstanding indebtedness or directly or indirectly applied to the benefit of the shareholders of the Company.

               (e) The Shareholders shall have liability for the untruth, inaccuracy or breach of Section 4.3(n)(v) only in connection with a termination of the Pension Plan prior to the applicable
Survival Date and only to the extent of the lesser of (A) the plan termination or plan withdrawal liability which would have existed if the Plan had been terminated on the Closing Date and
(B) the plan termination or plan withdrawal liability at the date of termination.

          .5.     Exclusivity of Remedies.  With respect to matters
 covered
by the Indemnity provided in this Article VII (including any such matter as to which no indemnity shall be payable by reason of the limitations contained in Section 7.4), following the Closing, the Indemnified Persons' sole remedy therefor shall be indemnification under this Article VII, and each such Indemnified Person hereby waives any and all rights to pursue any other remedy at law or in equity. Anything contained herein to the contrary notwithstanding, in the event that this Agreement is terminated pursuant to Section 8.1 prior to the consummation of the Merger, neither the Company nor any other Person shall have any liability or obligation to indemnify Parent or any other Indemnified Person for any Losses resulting from the breach, prior to such termination, of any representation or warranty contained herein or in the Disclosure Letter.

          .6.     Officers, Directors and Employees of the Company.
Anything contained herein to the contrary notwithstanding, nothing in this Agreement shall be construed to impose upon any current or former officer, director or employee of the Company, as such, any liability or obligation to indemnify Parent or any other Indemnified Person for any Losses resulting from Events of Indemnification, whether or not such officer, director or employee is named on Schedule 3.

          .7.     Accuracy of Aggregate Indebtedness and Merger
Consideration. The parties acknowledge that all determinations of the payoff amounts of the Heller Amount, Rico Amount, Columbus Amount and Merger Consideration will be determined by the Company prior to the Closing and provided to Parent and Sub. The Shareholders agree to indemnify and hold harmless the Surviving Corporation and Parent with respect to any claims related to the accuracy of such amounts provided to Parent, Sub or the Surviving Corporation and relied upon by them.


VIII                               MISCELLANEOUS

          .1.    Termination and Abandonment.

               (a) General. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

                    (i)    by mutual consent of the Shareholders
 Representative on
     behalf of the Shareholders and Parent;

                    (ii) by Parent if any of the conditions provided for in
     Sections 6.1 and 6.2 shall not be met on the Closing Date or waived in writing by Parent; and

                    (iii) by the Shareholders if any of the conditions provided for in Sections 6.1 and 6.3 shall not be met on the Closing Date or waived in writing by the Shareholders Representative on behalf of the Shareholders.

               (b) Procedure Upon Termination. In the event of termination and abandonment of this Agreement by Parent or the Shareholders pursuant to subsection (a) of this Section, written notice thereof shall promptly be given to the other parties hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by Parent or the Shareholders. Prior to Closing the sole remedy of any party for any other party's breach of a covenant, representation or warranty contained herein shall be to terminate this Agreement, unless such breach was willful and knowing, in which event all remedies available at law or in equity shall apply.

               (c) Automatic Termination. This Agreement shall automatically terminate at 12:01 a.m. on the date which is 90 calendar days after the date hereof, unless this Agreement and the transactions contemplated hereby shall have previously closed and been consummated, and each party shall retain all of their rights and remedies with regard to said termination. Notwithstanding the foregoing, the 90 day period set forth in the proceeding sentence shall be tolled for a one-time additional period of up to 90 calendar days in the event that the transactions contemplated hereby may not be consummated due to the pendency of a temporary restraining order, injunction or similar judicial process.

          .2.    Amendment, Modification and Waiver.  This Agreement shall
not be amended or modified or any provision waived except pursuant to an instrument in writing signed by Parent and the Company.

          .3.    Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, the shareholders of the Company shall bear the fees and expenses of the Shareholders and the Company (including, without limitation, fees of attorneys, accountants, investment bankers, finders and any brokerage or similar fees and expenses incurred by the Company or any Shareholder) in connection with this Agreement and the preparation for and consummation of the transactions contemplated hereby, and Parent shall bear the fees and expenses of Parent and Sub (including, without limitation, fees of attorneys, accountants, investment bankers finders and any brokerage or similar fees and expenses incurred by the Parent or Sub) in connection with this Agreement and the preparation for and consummation of such transactions.

          .4.    Parties in Interest.  This Agreement shall be binding
upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns. Anything contained in the preceding sentence to the contrary notwithstanding, neither this Agreement nor any right, title, interest or obligation hereunder shall be assigned by either the Company, on the one hand, or Parent or Sub, on the other hand, without the prior written consent of the other party hereto.
This Agreement is not intended to confer any rights or remedies upon any Person other than the parties hereto, as a "third-party beneficiary" or otherwise.

          .5.    Entire Agreement.  This Agreement, the Disclosure Letter
and the other writings and agreements referred to herein or delivered pursuant hereto (including without limitation the confidentiality agreement between Parent and the Company, which shall expressly survive the execution and delivery of this Agreement and the Closing hereunder) contain the entire understanding of the parties with respect to its subject matter and supersede all prior agreements and understandings between the parties with respect thereto.

          .6.    Headings.  The table of contents and section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          .7.    Notices.  All notices, claims, certificates, requests,
demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by telecopier, nationally-recognized overnight courier or registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

          if to the Company, to:

                         Quamco, Inc.
                         c/o Overseas Partners, Inc.
                         Newport Financial Center
                         111 Pavonia Avenue, Suite 334
                         Jersey City, NJ 07310
               Attention: Donald Dick

          with a copy to:

                         Baker & Botts, L.L.P.
                         885 Third Avenue, 19th Floor
                         New York, New York 10022
                         Attention: Kenneth S. Siegel, Esq.

               Bowditch & Dewey
               311 Main Street
               Worcester, Massachusetts 01608
               Attention: John R. Blake, Esq.
          if to Shareholders' Representative, to:

                         Overseas Partners International
               Limited
                         34, Chemin de la Bruyere
               1197 Prangins, Switzerland
                         Attention: Mr. Christian Mermoud

          with a copy to:

               Wormser Kiely Galef & Jacobs
               711 Third Avenue, 19th Floor
               New York, New York 10017-4014
               Attention: Todd M. Brinberg, Esq.; and

               if to Parent, Sub or Surviving Corporation, to:

                         Precision Castparts Corp.
               4600 S.E. Harney Drive
               Portland, Oregon 97206-0898
               Attention: Chairman and Chief Executive
Officer

          with a copy to:

                         Stoel Rives Boley Jones & Grey
               900 S.W. Fifth Avenue
               Portland, Oregon  97204-1268
               Attention: Ruth A. Beyer, Esq.

or to such other address as the parties hereto to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall be presumed to have been received (a) in the case of personal delivery or telecopier transmission, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date sent and (c) in the case of mailing, on the third Business Day following that on which the piece of mail containing such communication is posted.

          .8.    Counterparts.  This Agreement may be executed in any
number of counterparts and on separate counterparts, and each such counterpart shall be an original instrument, but all such counterparts together shall constitute one agreement. Signature pages from any counterpart of this Agreement may be attached to any other counterpart of this Agreement without in any respect changing the effect thereof.

          .9.    Governing Law.  This Agreement shall be governed by and
construed in accordance with the laws of the State of New York applicable to contracts made and performed wholly therein.

          .10.   Publicity.  No party to this Agreement shall make any
public announcement regarding the transactions contemplated hereby without the prior written consent of Parent and the Company, except as required by law.

          .11.   Shareholder Waiver and Release of Claims Against Company
and Subsidiaries. Each Shareholder represents and warrants that neither it nor any of its affiliates has claims or rights against the Company or any of the Company's Subsidiaries of any type whatsoever, and each Shareholder waives and releases the Company and its Subsidiaries from any and all liability of any type to such Shareholder or its affiliates.
          .12.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.

                                   QUAMCO, INC.



By___________________________
                                     Name:
                                     Title:


                                   PRECISION CASTPARTS
CORP.

                                   /s/ William D. Larsson

______________________________
                                      Name:  William D.Larsson
                                      Title:  Vice President and
                                             Chief Financial Officer

                                   SHAREHOLDERS:

                                   COLUMBUS II LIMITED
PARTNERSHIP:

                                   By:  Overseas Partners
Investors,
                                        General Partner

                                      By:  Biacor Limited,
General Partner


                                      By
                                         Name:
                                         Title:


                                   /s/ James L. Horan
                                   James L. Horan
                                   Address:




                                   /s/ Arlene R. Horan
                                   Arlene R. Horan
                                   Address:




                                   /s/ John M. Prosser
                                   John M. Prosser
                                   Address:




                                   /s/ Sussanna L. Prosser
                                   Sussanna L. Prosser
                                   Address:




                                   /s/ James C. Bergman
                                   James C. Bergman
                                   Address:




                                   /s/ Joseph F. Dickson
                                   Joseph F. Dickson
                                   Address:




                                   /s/ James D. Flanagan
                                   James D. Flanagan
                                   Address:




                                   /s/ Jospeh V. Fraser
                                   Joseph V. Fraser
                                   Address:




                                   /s/ Nancy C. Fraser
                                   Nancy C. Fraser
                                   Address:




                                   /s/ Robert V. Griffin
                                   Robert V. Griffin
                                   Address:




                                   /s/ Irvine G.Hetherington
                                   Irvine G. Hetherington
                                   Address:




                                   /s/ Lois Hetherington
                                   Lois Hetherington
                                   Address:




                                   /s/ James Moy
                                   James Moy
                                   Address:



                                   /s/ Roland Messier
                                   Roland Messier
                                   Address:




                                   /s/ William Baldino
                                   William Baldino
                                   Address:




                                   /s/ Ken Leconte
                                   Ken Leconte
                                   Address:




                                   /s/ Robrt J. Kopacz
                                   Robert J. Kopacz
                                   Address:




                                   /s/ James Erhardt
                                   James Erhardt
                                   Address:




                                   /s/ Charles L. Bearce
                                   Charles L. Bearce
                                   Address:




                                   /s/ Tony L. Littlejohn
                                   Tony L. Littlejohn
                                   Address:





                                   *By
, as
                                        attorney-in-fact

                 AGREEMENT AND PLAN OF MERGER


                             among



                         QUAMCO, INC.,



                   PRECISION CASTPARTS CORP.


                              and


                 THE SHAREHOLDERS NAMED HEREIN





                       TABLE OF CONTENTS


                                                             Page

ARTICLE I

DEFINITIONS                                                     1
           1.1. Certain Definitions                            1
           1.2.  Interpretation                                6
           1.3.  Accounting Terms                              6

ARTICLE II

THE MERGER                                                      6
           2.1.  Acquisition of the Company                    6
           2.2.  The Merger                                    7
           2.3.  Closing                                       7
           2.4.  Effective Time of the Merger                  7
           2.5.  Effect of Merger                              7
           2.6.  Certificate of Incorporation, By-Laws,
           Directors and Officers of Surviving Corporation     8

ARTICLE III

EFFECT OF MERGER ON CAPITAL STOCK OF CONSTITUENT
CORPORATIONS; PAYMENT OF CASH CONSIDERATION AND EXCHANGE OF
CERTIFICATES                                                    8
           3.1.  Effect on Capital Stock                       8
               (a)  Capital Stock of Sub       8
               (b)  Cancellation of Certain Shares
                    of the Company Common Stock    8
                (c)  Company Shares.       8
                (d)     Dissenting
               Shares                                           8
           3.2.  Options and Warrants                          9
           3.3. Payment of Merger Consideration.               9
           3.4.  Cancellation of Certain Indebtedness          9
           3.5.  Availability of Funds                        10
           3.6.  Payment of Escrow Funds                      10

ARTICLE IV

REPRESENTATIONS AND WARRANTIES                                 10
           4.1.  Representations and Warranties of Each
           Shareholder                                        10
                                                       (a)  Title      10
                                                   (b)  Authority      11
           4.2.  Additional Representations and Warranties
           of Columbus                                        11
                                         (a)  Limited Partnership      11
                                                       (b)  Power      11
                                                   (c)  Authority      11
                                            (d)  Columbus Warrant      11
           4.3.  Representations and Warranties of
           Columbus, the Shareholders, and the Company        12
               (a)  Organization; Good Standing; Qualification and Power    12
                                          (b)  Equity Investments      12
                                   (c)  Capital Stock; Securities      12
                                     (d)  Authority; No Conflicts      13
                                       (e)  Financial Information      13
                          (f)  Absence of Undisclosed Liabilities      13
                                          (g)  Absence of Changes      14
                                         (h)  Title to Properties      15
                                                 (i)  Tax Matters      15
                                (j)  Intellectual Property Rights      17
                                             (k)  Agreements, Etc      18
                                         (l)  Litigation; Orders.      19
                            (m)  Compliance; Licenses and Permits      19
                                      (n)  Employee Benefit Plans      19
                                                   (o)  Insurance      21
                                                     (p)  Brokers      21
                                       (q)  Environmental Matters      21
                               (r)  Prior Securities Transactions      22
           4.4.  Representations and Warranties of Parent
           and Sub                                            22
                          (a)  Organization; Good Standing; Power      22
                                     (b)  Authority; No Conflicts      22
                                  (c)  Investment Representation.      23
                       (d)  Financial Resources of Parent and Sub      23
                                   (e)  Interim Operations of Sub      23
                                        (f)  Section 338 Election      23

ARTICLE V

ACTIONS PRIOR TO THE CLOSING                                   23
           5.1.  Access to Records and Properties of the
           Company; Confidentiality                           23
           5.2.  Conduct of Business                          24
           5.3.  Consents; Efforts to Consummate              27
           5.4.  Shareholders' Meeting.                       27
           5.5.  No Solicitation, etc.                        27
           5.6.  Shareholders' Representative.                28

ARTICLE VI

CONDITIONS TO CLOSING                                          29
           6.1.  Conditions To Each Party's Obligations       29
                                                (a)  Legal Action      29
                                                 (b)  Legislation      29
                                      (c)  Governmental Approvals      29
           6.2.  Conditions To Obligations Of Parent and
           Sub                                                29
                  (a)  Accuracy of Representations and Warranties      29
                                  (b)  Performance of Obligations      30
                                      (c)  Consents and Approvals      30
                (d)  Certain Obligations of the Company to Heller      30
                                        (e)  Options and Warrants      30
                                    (f)  Tax Status Certification      30
                                          (g)  Opinion of Counsel      30
                                       (h)  Acceptance by Counsel      30
               (i)  Certain Obligations of the Company to Rico Sellers      30
                  (j)  Certain Obligations of Company to Columbus      31
               (k)  Resignations of Subsidiary Officers and Directors  31
           6.3.  Conditions to Obligations of the Company
           and the Shareholders                               31
                  (a)  Accuracy of Representations and Warranties      31
                                  (b)  Performance of Obligations      31
                                          (c)  Opinion of Counsel      31
                                       (d)  Acceptance by Counsel      31

ARTICLE VII

INDEMNIFICATION                                                32
           7.1.  Definitions                                  32
           7.2.  Indemnification                              32
           7.3.  Notice and Defense of Third Party Claims     34
           7.4.  Limitations of Indemnification               34
           7.5.   Exclusivity of Remedies.                    35
           7.6.   Officers, Directors and Employees of the
           Company.                                           35
           7.7.   Accuracy of Aggregate Indebtedness and
           Merger Consideration.                              35

ARTICLE VIII

MISCELLANEOUS                                                  36
           8.1.  Termination and Abandonment.                 36
           8.2.  Amendment, Modification and Waiver           37
           8.3.  Expenses                                     37
           8.4.  Parties in Interest                          37
           8.5.  Entire Agreement                             37
           8.6.  Headings                                     37
           8.7.  Notices                                      37
           8.8.  Counterparts                                 38
           8.9.  Governing Law                                39
           8.10.  Publicity                                   39
           8.11.  Shareholder Waiver and Release of Claims
           Against Company and Subsidiaries                   39

     TABLE OF EXHIBITS


EXHIBIT A                --   Form of Escrow Agreement

SCHEDULE 1     --   Shareholders

SCHEDULE 1A    --   Other Shareholders

SCHEDULE 2     --   Management Shareholders

SCHEDULE 3     --   Certain Officers, Directors and/or
Employees of the Company

SCHEDULE 5.6   --   Shareholders' Representative

SCHEDULE 6.2(c)     --   Required Consents

                           SCHEDULE 1


SHAREHOLDERS                            NUMBER OF SHARES

William P. Baldino                            10,000

William P. and Maureen M. Baldino, JT          9,000

Charles L. and Vicki L. Bearce                 2,000

James C. Bergman                             132,159

Columbus II Limited Partnership            7,985,475

Joseph F. Dickson                             83,629

James R. and Carole A. Erhardt, JT             9,000

James D. Flanagan                             54,944

Joseph V. and Nancy C. Fraser, JT            135,708

Robert V. Griffin                             84,877

Irvine G. and Lois Hetherington, JT           33,919

Arlene R. and James L. Horan, JT             949,980

Robert J. and Eileen M. Kopacz, JT            16,100

Kenneth A. and Mary Ellen Leconte, JT          5,000

Tony and Jan G. Littlejohn, JT                13,400

Roland A. and Donna M. Messier, JT            57,998

James Moy                                     32,131

John M. and Susanna L. Prosser, JT           308,160

Ronald W. Rich                                24,000


                          SCHEDULE 1A

                       OTHER SHAREHOLDERS
                           SCHEDULE 2

                    MANAGEMENT SHAREHOLDERS


1.                                             John M. Prosser

2.                                             James C. Bergman

3.                                             Joseph F. Dickson

4.                                             James D. Flanagan

5.                                             Robert V. Griffin

6.                                             Irvine G.
Hetherington

7.                                             James Moy

8.                                             Roland Messier

9.                                             William Baldino

10.                                        Ken Leconte

11.                                        Robert J. Kopacz

12.                                        Ronald W. Rich

13.                                        James R. Erhardt

14.                                        Charles L. Bearce

15.                                        Tony L. Littlejohn

                           SCHEDULE 3


  CERTAIN OFFICERS, DIRECTORS AND/OR EMPLOYEES OF THE COMPANY


Name                     Position

John M. Prosser          President and Chief Executive
Officer

James C. Bergman         Vice President, Finance and Chief
                         Financial Officer

James D. Flanagan        Vice President, Marketing,
Perishable
                         Tool and Specialty Machines Group

Robert V. Griffin        President, Merriman

Ronald A. Messier        Vice President Operations,
Perishable
                         Tool and Specialty Machines Group

                          SCHEDULE 5.6

                  SHAREHOLDERS' REPRESENTATIVE


Overseas Partners International Limited

                        SCHEDULE 6.2(c)

                       REQUIRED CONSENTS


          In connection with the repayment of the Heller
Notes at the Closing, the Letter of Credit Guaranty, as referred to in Note 4 to the October 30, 1994 audited financial statements, will have to be replaced by a new letter of credit guaranty acceptable to the holder of the Industrial Development Revenue Bonds.

          A lease, dated June 2, 1993 and expiring May 31,
1996 between the Company and Pensionfund Realty Limited, for the Company's Canadian Office (1,500 s/f), provides that a transfer of the Company's voting stock resulting in a change of control is considered to be an assignment of the lease requiring the lessor's consent. In addition, the lessor may be required to obtain the consents of its lenders and other third parties to the lessor's waiver of this provision in the Company's lease.

          At the Effective Time, (i) the Columbus Loan
Agreement, the Columbus Notes and the Columbus Warrant,
(ii) the Company Option Plan and the Company Options, (iii) the Heller Credit Agreement, the Heller Notes and the
Heller Shadow Warrants, and (iv) the Rico Collateral
Agreements, the Rico Seller Notes and the Rico Stock
Purchase Agreement, will have been terminated by the parties thereto, making any consents of the parties thereto unnecessary.
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